Exhibit 99.1

Investor Relations Line:
(818) 902-2701 www.supind.com
Contacts:
Superior Industries
Kerry Shiba
(818) 781-4973

FTI Consulting
Effie Veres
(212) 850-5676
effie.veres@fticonsulting.com

NEWS RELEASE

Superior Industries Appoints Michael Bruynesteyn

to its Board of Directors

SOUTHFIELD, MICHIGAN – November 3, 2015 – Superior Industries International, Inc. (NYSE:SUP), the largest manufacturer of aluminum wheels for passenger cars and light-duty vehicles in North America, today announced the appointment of Michael Bruynesteyn to its Board of Directors, effective immediately. Mr. Bruynesteyn’s appointment increases the size of the Board to eight directors, seven of whom are independent.

Mr. Bruynesteyn currently serves as Treasurer and Vice President of Strategic Finance at Turner Construction, the largest non-residential commercial construction company in the United States. Mr. Bruynesteyn has over twenty years of finance experience largely focused on the automotive industry in a variety of global senior roles spanning corporate finance, investment banking and equity research. He brings to the Board of Directors knowledge of and experience with strategic initiatives, capital allocation and investor relations. He has also served, since 2013, as a member of the Advisory Board of Levant Power Corporation, a privately-held developer of automotive active suspension technology.

“We are extremely pleased to welcome Michael Bruynesteyn to the Board of Directors of Superior Industries,” said Margaret S. Dano, Chairman of the Board. “His extensive experience in finance and capital markets and his in-depth knowledge of the automotive industry, along with a proven track record as a financial strategist, comes at an exciting time of transformation at our Company.”

Prior to joining Turner Construction, Mr. Bruynesteyn served from 2008 to 2012 as Managing Director at the investment banking firm Strauss Capital Partners where he provided advice to companies on private placements, debt restructuring and asset sales. From 2006 to 2008, he was a Managing Director in a proprietary investment group within Lehman Brothers, where he managed a transportation-focused portfolio of equity investments. From 1998 to 2006, he was a Senior Equity Research Analyst at Prudential Equity Group where he covered the world’s largest automotive manufacturers and suppliers and was recognized as an All-Star Analyst by Fortune from 2001 to 2003 and one of the Best On The Street by the Wall Street Journal in 2002, 2003 and 2005.

Prior to his roles in financial services, Mr. Bruynesteyn spent seven years at General Motors where he held various domestic and international positions in finance.

“Michael brings a wealth of financial, strategic investment and industry experience to the Board of Directors of Superior Industries,” said Don Stebbins, President and Chief Executive Officer. “I am confident that his insights will be of tremendous value as we progress our key strategic priorities.”

Mr. Bruynesteyn holds a Bachelor of Applied Science in Mechanical Engineering from the University of British Columbia and a Master of Business Administration from the London Business School.

About Superior Industries

Headquartered in Southfield, Michigan, Superior is the largest manufacturer of aluminum wheels for passenger cars and light-duty vehicles in North America. From its plants in the U.S. and Mexico, the company supplies aluminum wheels to the original equipment market. Major customers include BMW, FCA, Ford, General Motors, Mazda, Nissan, Subaru, Tesla, Toyota and Volkswagen. For more information, visit www.supind.com.